Exhibit 23.1

January 10, 2019

Board of Directors
Resolute Energy Corporation

1700 Lincoln Street

Suite 2800

Denver, CO 80203

Re:                       Amendment No. 1 to Registration Statement on Form S-4 of Cimarex Energy Co. (File No. 333-228809), filed January 10, 2019 (the “Registration Statement”)

Lady and Gentlemen:

Reference is made to our opinion letter, dated November 18, 2018 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Cimarex Energy Co. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.0001 per share, of Resolute Energy Corporation (the “Company”) of the aggregate consideration to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of November 18, 2018, by and among Parent, CR Sub 1 Inc., a direct wholly owned subsidiary of Parent, CR Sub 2 LLC, a direct wholly owned subsidiary of Parent, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of Resolute’s Financial Advisors,” “The Merger—Background of the Merger,” “The Merger—Resolute Board Recommendation and Its Reasons for the Merger” and “The Merger—Opinions of Resolute’s Financial Advisors” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC

(GOLDMAN SACHS & CO. LLC)